EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

Century Laboratories, Inc.

EPS Calculations for period June 1,1998 to May 31,1999

Basic        ($.00)

Diluted      ($.00)

EPS Calculations for period June 1, 1999 to May 31, 2000

Basic        ($.00)

Diluted      ($.00)


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